Exhibit 99.1

Contact:	Media Relations	Investor Relations
	Jeanmarie McFadden	Suzanne Charnas
	212-762-6901	212-761-3043

Morgan Stanley Reports Full-Year and Fourth Quarter Results

Full-Year Net Revenues of $23.4 Billion and Income from Continuing Operations Applicable to Morgan Stanley of $1.1 Billion

Full-Year EPS1 a Loss of $0.93, Reflected Preferred Dividends and Repurchase of TARP Capital

Fourth Quarter Net Revenues of $6.8 Billion; Income from Continuing Operations of $0.14 per Diluted Share

Results Negatively Impacted by Improvement in Morgan Stanley’s Debt-Related Credit Spreads; Full-Year Net Revenues and EPS1 Reduced by $5.5 Billion and $2.84; Fourth Quarter Net Revenues and EPS1 Reduced by $0.6 Billion and $0.27

Firm Delivered Strong Full-Year Results in Investment Banking, Ranked #1 in Global Announced and Completed M&A

NEW YORK, January 20, 2010 – Morgan Stanley (NYSE: MS) today reported income from continuing operations applicable to Morgan Stanley for the year ended December 31, 2009 of $1,149 million, compared with a loss from continuing operations applicable to Morgan Stanley of $807 million, a year ago.  The Firm reported a loss from continuing operations of $0.93 per diluted share2 reflecting preferred dividends and the repurchase of TARP Capital, compared with a loss from continuing operations of $1.26 per diluted share in the prior year.  Net revenues for the year were $23.4 billion, compared with $18.2 billion in the prior year.  Net revenues in the current year included negative revenue of $5.5 billion due to the significant improvement in Morgan Stanley’s credit spreads on certain of its long-term debt (debt-related credit spreads), while the prior year included positive revenue of $5.3 billion related to the deterioration of the same debt-related credit spreads.3  Comparisons of current year results to the prior year were impacted by the results of the Morgan Stanley Smith Barney joint venture (MSSB),4 which closed on May 31, 2009.

Non-interest expenses of $22.5 billion increased 12 percent from a year ago.  Non-compensation expenses decreased 10 percent from a year ago.  Compensation expenses were $14.4 billion compared with $11.1 billion a year ago.  As noted above, comparisons of current year results to the prior year, including compensation, were impacted by the non-interest expenses associated with MSSB,4 which added approximately 19,000 employees and increased firm-wide headcount by 40 percent.

Income from continuing operations applicable to Morgan Stanley for the fourth quarter was $413 million, or $0.14 per diluted share,2 compared with a loss from continuing operations applicable to Morgan Stanley of $10,529 million, or $10.92 per diluted share, a year ago.  Net revenues were $6.8 billion, compared with negative $13.0 billion in last year’s fourth quarter.  Comparisons of current quarter results with the prior year were impacted by negative revenue of $6.0 billion5 in the comparable period last year related to the improvement in debt-related credit spreads, following a period of unprecedented market turmoil, compared with negative revenue in the current quarter of $0.6 billion.5  The annualized return on average common equity from continuing operations was 2.1 percent in the current quarter.

Non-interest expenses were $6.2 billion, compared with $2.3 billion from last year’s fourth quarter.  Compensation expenses were $3.8 billion, compared with negative $0.7 billion a year ago.  Non-compensation expenses decreased 18 percent, primarily reflecting firm-wide initiatives to reduce costs, lower levels of business activity and non-cash charges of $725 million related to the impairment of goodwill and intangible assets in the prior year.  As noted above, comparisons of current quarter results to the prior year were impacted by MSSB.

The current year tax benefit of $336 million, or $0.28 per diluted share, primarily reflects the anticipated repatriation of non-U.S. earnings at lower than previously estimated tax rates, the anticipated use of domestic tax credits and utilization of state net operating losses.

Net income applicable to Morgan Stanley for the year was $1,346 million, or a loss of $0.76 per diluted share, compared with a net loss applicable to Morgan Stanley of $246 million, or $0.71 per diluted share a year ago.2, 6  For the current quarter, net income applicable to Morgan Stanley was $617 million, or $0.29 per diluted share, compared with a net loss applicable to Morgan Stanley of $10,953 million, or $11.35 per diluted share, in the fourth quarter of last year.6

Full-Year Business Highlights

•	Investment banking delivered strong results, with underwriting revenues up 61 percent from last year. Morgan Stanley ranked #1 in global announced and completed M&A.7
•	Sales and trading net revenues of $8.6 billion reflected a loss of $5.5 billion due to the significant improvement in Morgan Stanley’s debt-related credit spreads.3
•	Global Wealth Management delivered net revenues of $9.4 billion with client assets of $1.6 trillion and 18,135 global representatives.
•
Asset Management reported a pre-tax loss from continuing operations of $673 million primarily due to losses in the Merchant Banking business, which were partly offset by four consecutive quarters of profitable results in the Core business.8  In addition, the Core business recorded positive net flows of $9 billion for the fourth quarter.

•	Firm-wide results, including discontinued operations, reflected net losses on investments in real estate of $1.9 billion, amidst the ongoing industry-wide decline in this market.9
•
Non-compensation expenses continued to reflect the firm-wide efficiency initiatives and lower levels of business activity.  Full-year savings were approximately $1.1 billion on a normalized basis10 over the prior year, exceeding our previously disclosed full-year target of $800 million.

James P. Gorman, CEO and President, said, "In a year of transition for our Firm and the entire financial services industry, the employees of Morgan Stanley delivered substantially improved financial performance while also making significant progress on critical strategic initiatives that will drive our business in the years ahead.  During the year, we closed the Smith Barney transaction earlier than expected; continued the expansion of our strategic alliance with Mitsubishi UFJ; and forged a deal to sell Van Kampen and our retail asset management business to Invesco.  In addition, consistent with our long-term strategy to be the industry's leading client-centered franchise, we maintained strong performance in our investment banking business – ranking #1 in global M&A – and hired more than 350 professionals in our sales and trading business, including key senior leaders across fixed income, equities and prime brokerage, to build deeper and broader relationships with our clients.

"In the fourth quarter, we also made key changes and additions to our leadership team across our business – ensuring that we have the diverse experience and complementary skills needed to continue building and strengthening our global franchise.  While the environment remains extremely fluid, we are confident the steps we have taken this year will ensure that Morgan Stanley remains well-positioned to serve our clients, seize new opportunities in the markets and deliver superior returns to our shareholders in the years ahead."

INSTITUTIONAL SECURITIES
FULL YEAR
Institutional Securities reported pre-tax income from continuing operations of $982 million, compared with a pre-tax loss from continuing operations of $1,511 million in 2008.  Net revenues were $12.8 billion, compared with $11.1 billion a year ago.3, 5  The year’s pre-tax profit margin was 8 percent and return on average common equity from continuing operations was 5 percent.  The following discussion for fixed income and equity sales and trading focuses on the current year results, because the comparisons to the prior year are not meaningful due to the revenue impact from changes in debt-related credit spreads.3, 5
•	Advisory revenues were $1,488 million, a decrease of 10 percent from last year, reflecting lower levels of market activity.
•
Underwriting revenues of $2,966 million increased 61 percent from last year on higher levels of market activity.  Equity underwriting revenues increased 73 percent from the prior year to $1,694 million.  Fixed income underwriting revenues increased 48 percent to $1,272 million from last year.

•
Fixed income sales and trading net revenues of $5.0 billion reflected a loss of $3.3 billion due to the significant improvement in debt-related credit spreads noted above.3, 5  Results for the year reflected solid performance in interest rate, credit & currency products (IRCC).  Within IRCC, net revenues primarily reflected strong investment grade and distressed debt trading results, partly offset by lower levels of client activity.  Commodities net revenues reflected reduced levels of client activity and unfavorable market conditions.

•
Equity sales and trading net revenues of $3.4 billion reflected a loss of $1.7 billion due to the significant improvement in debt-related credit spreads noted above.3, 5  Results for the year in derivatives and the cash businesses, including prime brokerage, primarily reflected reduced levels of client activity.

•
Other sales and trading net revenues of $0.2 billion included net mark-to-market gains of $0.8 billion on loans and lending commitments, partly offset by losses of $0.5 billion related to the improvement of debt-related credit spreads.3, 5

•	Investment losses were $0.9 billion compared with losses of $2.7 billion a year ago, primarily reflecting reduced losses on investments in real estate.

•
Non-interest expenses were $11.8 billion, a decrease of 6 percent from the prior year.  Compensation expenses were $7.2 billion, up 13 percent from $6.4 billion a year ago and primarily reflected higher net revenues.  Non-compensation expenses of $4.6 billion decreased 26 percent from a year ago, resulting from lower levels of business activity, the Company's ongoing initiatives to reduce costs and non-cash charges of $694 million related to the impairment of goodwill and intangible assets in the prior year.

FOURTH QUARTER
Institutional Securities reported pre-tax income from continuing operations of $464 million, compared with a pre-tax loss from continuing operations of $14,508 million in the fourth quarter of last year.  Net revenues for the current quarter were $3.2 billion, compared with negative revenues of $13.8 billion a year ago.  Net revenues in the current quarter included negative revenue of $0.6 billion due to the continued improvement in debt-related credit spreads compared with negative revenue of $6.0 billion a year ago.3, 5  The quarter’s pre-tax margin was 14 percent and the annualized return on average common equity from continuing operations was 7 percent.  The following discussion for fixed income and equity sales and trading focuses on the current quarter results, since the comparisons to the prior year are not meaningful due to the revenue impact from changes in debt-related credit spreads.3, 5
•	Advisory revenues were $530 million, an increase of 44 percent from last year’s fourth quarter, reflecting higher levels of market activity.
•
Underwriting revenues of $950 million compared with $245 million in last year’s fourth quarter, reflecting higher levels of market activity.  Equity underwriting revenues were $627 million, compared with $136 million in the prior year’s fourth quarter.  Fixed income underwriting revenues increased $214 million to $323 million from last year’s fourth quarter.

•
Fixed income sales and trading net revenues of $0.7 billion reflected a loss of $0.5 billion related to the continued improvement in debt-related credit spreads noted above.3, 5  In IRCC, net revenues primarily reflected strong investment grade and distressed debt trading results, partly offset by lower levels of client activity.  Commodities net revenues reflected reduced levels of client activity and unfavorable market conditions.

•
Equity sales and trading net revenues of $0.7 billion reflected a loss of $0.2 billion related to the continued improvement in debt-related credit spreads noted above.3, 5  During the quarter, we experienced high levels of client activity in the cash business, reduced activity in the derivatives business and reduced client activity in prime brokerage, despite an increase in balances.

•
Other sales and trading net revenues of $0.3 billion included net mark-to-market gains of $0.1 billion on loans and lending commitments and gains of $0.1 billion related to the deterioration of debt-related credit spreads.3, 5

•
Investment gains were $61 million compared with losses of $1,854 million in the fourth quarter of last year, primarily reflecting gains on investments in real estate, compared with losses in the prior year.

•
The Company’s average trading VaR measured at the 95 percent confidence level was $132 million compared with $105 million in the fourth quarter of 2008 and $118 million in the third quarter of 2009.  Average aggregate trading and non-trading VaR was $187 million, compared with $129 million in the fourth quarter of 2008 and $168 million in the third quarter of 2009. Average aggregate trading and non-trading VaR increased from last quarter primarily reflecting a modest increase in fixed income and equity trading risk.  At quarter-end, the Company’s trading VaR was $135 million, compared with $123 million in the third quarter of 2009, and the aggregate trading and non-trading VaR was $187 million, compared with $175 million in the prior quarter.

•
Non-interest expenses were $2.8 billion, compared with $0.7 billion in the fourth quarter of last year.  Compensation expenses were $1.5 billion, compared with negative $1.4 billion a year ago.  Non-compensation expenses of $1.3 billion decreased 40 percent from a year ago, resulting from the Company's ongoing initiatives to reduce costs and non-cash charges of $694 million in the prior year related to the impairment of goodwill and intangible assets.

GLOBAL WEALTH MANAGEMENT GROUP
FULL YEAR
Global Wealth Management Group reported pre-tax income from continuing operations of $559 million, compared with a pre-tax income from continuing operations of $1,169 million last year.  Comparisons of current year results to prior periods were impacted by the results of MSSB,4 which closed on May 31, 2009.  The results for the prior year included pre-tax income of $688 million related to the sale of Morgan Stanley Wealth Management S.V., S.A.U., which was largely offset by write-downs and charges of $566 million related to Auction Rate Securities.  Income after the non-controlling interest allocation to Citigroup Inc. and before taxes was $461 million.11  The year’s pre-tax margin was 6 percent and return on average common equity from continuing operations was 5 percent.
•	Net revenues were $9.4 billion, up 53 percent from a year ago excluding the gain from the sale noted above, primarily reflecting higher net revenues related to MSSB.

•
Non-interest expenses of $8.8 billion increased 54 percent from a year ago, primarily reflecting the operating expenses of MSSB, deal-closing costs of $221 million and integration costs of $280 million related to MSSB.  Compensation expenses were $6.1 billion, compared with $3.7 billion a year ago.  Non-compensation expenses were $2.7 billion, compared with $2.0 billion a year ago.  The increase in non-interest expenses reflected MSSB.

•	Total client assets were $1.6 trillion at year-end. Client assets in fee-based accounts were $379 billion and represented 24 percent of total client assets.
•	Average annualized revenue per global representative was $692,000 and total client assets per global representative were $86 million. At year-end, there were 18,135 global representatives.

FOURTH QUARTER
Global Wealth Management Group reported pre-tax income from continuing operations of $231 million, compared with a pre-tax loss from continuing operations of $51 million in the fourth quarter of last year.  Comparisons of current quarter results to prior periods were impacted by the results of MSSB,4 which closed on May 31, 2009.  Income after the non-controlling interest allocation to Citigroup Inc. and before taxes was $98 million.11  The quarter’s pre-tax margin was 7 percent and the annualized return on average common equity from continuing operations was 1 percent.
•	Net revenues were $3.1 billion, compared with $1.3 billion a year ago, reflecting higher net revenues related to MSSB.
•
Non-interest expenses were $2.9 billion, compared with $1.3 billion in the fourth quarter of last year, primarily reflecting the MSSB operating expenses and $146 million of MSSB integration costs.  Compensation expenses were $2.0 billion, compared with $0.7 billion a year ago.  Non-compensation expenses were $0.9 billion, compared with $0.6 billion a year ago.  The increase in non-interest expenses primarily reflected MSSB.

ASSET MANAGEMENT
FULL YEAR
Asset Management reported a pre-tax loss from continuing operations of $673 million, compared with a pre-tax loss from continuing operations of $1,437 million in 2008.  Asset Management recorded a loss of $623 million after the non-controlling interest allocation and before taxes.12  The results associated with Morgan Stanley’s interest in Crescent Real Estate Equities Limited Partnership, previously reported in the Merchant Banking business, and the results related to the retail asset management business (including Van Kampen), previously reported in the Core business,8 were reported in discontinued operations.

•	Net revenues were $1.3 billion, compared with $0.5 billion a year ago.
•
Net revenues in the Core business8 were $1.5 billion, up 70 percent from the prior year.  The increase in net revenues was primarily driven by principal investment gains in the current year compared with losses a year ago, and gains of $164 million in principal trading related to securities issued by structured investment vehicles (SIVs) held on our balance sheet, compared with losses of $434 million in the prior year.  This increase was partly offset by lower management and administrative fees, primarily resulting from lower assets under management.

•
Net revenues in the Merchant Banking business were negative $194 million, compared with negative $439 million in the prior year.  The improvement in net revenues was primarily driven by lower losses on principal investments in the real estate business and gains on principal investments in the private equity business compared with losses in the prior year.  This increase was partly offset by losses in principal trading related to a mark-to-market loss on a lending facility to a real estate fund sponsored by Morgan Stanley and losses on other real estate-related hedging activity.

•
Non-interest expenses were $2.0 billion, an increase of 6 percent from a year ago.  Compensation expenses of $1.1 billion increased 24 percent from a year ago.  Non-compensation expenses of $0.9 billion decreased 10 percent from a year ago.

•
Assets under management or supervision at December 31, 2009 were $283 billion, compared with $300 billion a year ago.  The decline reflects net customer outflows of $39 billion since the prior year, primarily in the Company’s money market and long-term fixed income funds.

FOURTH QUARTER
Asset Management reported a pre-tax loss from continuing operations of $55 million, compared with a pre-tax loss from continuing operations of $696 million in last year’s fourth quarter,6 as losses in the Merchant Banking business were partly offset by results in the Core business,8 which was profitable for the fourth consecutive quarter.  Asset Management recorded a loss of $68 million after the non-controlling interest allocation and before taxes.12
•	Net revenues were $510 million, compared with negative $438 million a year ago.
•
Net revenues in the Core business8 were $357 million, up from $31 million in the prior year.  The increase in net revenues was primarily driven by principal investment gains compared with losses a year ago and prior year losses of $223 million in principal trading related to securities issued by SIVs held on our balance sheet.

•
Net revenues in the Merchant Banking business were $153 million, compared with negative $469 million in last year’s fourth quarter.  The increase in net revenues primarily reflected principal investment gains in the real estate business compared with losses in the prior year and lower losses in the private equity business.

•
Non-interest expenses were $565 million, compared with $258 million in the prior year.  Compensation expenses were $310 million, compared with negative $19 million a year ago.  Non-compensation expenses of $255 million decreased 8 percent from a year ago.

YEAR-END COMPENSATION
Morgan Stanley has over the past two years fundamentally restructured the way it pays year-end compensation to its employees – instituting a clawback provision, creating performance units tied to three-year performance for senior executives, increasing deferred compensation and reducing cash bonuses, among other changes.
•
Clawback: Morgan Stanley was the first major U.S. bank to institute a clawback provision for a portion of year-end compensation in 2008.  This year, the Firm strengthened that clawback so that it can reclaim compensation for up to three years after it is awarded if the Firm realizes losses on certain trading positions or investments.

•
Performance Stock Units: In response to feedback from shareholders, for 2009 the Firm is granting senior executives performance stock units that only deliver value if the Firm, after three years, meets specific performance targets, including return on average common equity levels over the three year period along with relative stock performance over the same period.

•
Deferred Compensation: The Firm substantially increased the portion of year-end compensation that is deferred – with Operating Committee members receiving approximately 75 percent of year-end pay in deferred compensation.

•
Chairman and CEO Compensation: In addition to these structural changes in compensation, Chairman and former CEO John Mack recommended to the Board he receive no bonus in 2009, given the unique operating environment and government support for the industry this past year. CEO James Gorman recommended to the Board that for 2009 he be paid no cash bonus and that any 2009 award be paid in deferred compensation.

As a result of these changes, year-end compensation for Morgan Stanley employees is now paid in a mix of components – including three-year performance stock units for senior executives, equity subject to market risk that vests over three years and deferred awards subject to clawback – that puts a significant portion of total compensation at risk and tied to long-term Firm performance.

OTHER MATTERS
As of December 31, 2009, the Company’s Tier 1 capital ratio, under Basel I, is approximately 15.4 percent and Tier 1 common ratio, under Basel I, is approximately 8.2 percent.13

The Company announced that its Board of Directors declared a $0.05 quarterly dividend per common share.  The dividend is payable on February 12, 2010 to common shareholders of record on January 29, 2010.  Total capital as of December 31, 2009 was $214.0 billion, including $57.3 billion of common equity, preferred equity and junior subordinated debt issued to capital trusts.

As of December 31, 2009, the Company has not repurchased any shares of its common stock during this year as part of its capital management share repurchase program.  Book value per common share was $27.26, based on 1.4 billion shares outstanding.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,200 offices in 37 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see "Forward-Looking Statements" immediately preceding Part I, Item 1, "Competition" and "Supervision and Regulation" in Part I, Item 1, "Risk Factors" in Part I, Item 1A, "Legal Proceedings" in Part I, Item 3, "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 and "Quantitative and Qualitative Disclosures about Market Risk" in Part II, Item 7A of the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2008 and other items throughout the Form 10-K, the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

1 EPS represents earnings per diluted share from continuing operations.

2 Full-year preferred dividends and related adjustments of $2,253 million included incremental charges of $476 million related to the repurchase of TARP Capital.  The quarter ended December 31, 2009 included preferred dividends and related adjustments of $241 million.

3 As a result of the improvement in Morgan Stanley’s debt-related credit spreads, sales and trading net revenue for the year ended December 31, 2009 included negative revenue of $5.5 billion (fixed income: $(3.3) billion, equity: $(1.7) billion, other: $(0.5) billion), compared with positive revenue of $5.3 billion for 2008 (fixed income: $3.3 billion; equity: $1.5 billion; other: $0.5 billion) related to the deterioration in Morgan Stanley’s debt-related credit spreads.

4 MSSB results include revenues and expenses (compensation and non-compensation), related to legacy Smith Barney operations, that were incremental to the Firm’s financial results subsequent to deal closing.

5 As a result of the improvement in Morgan Stanley’s debt-related credit spreads, sales and trading net revenue for the quarter ended December 31, 2008 included negative revenue of $6.0 billion (fixed income: $(3.0) billion; equity: $(2.7) billion; other: $(0.3) billion), compared with negative revenue of $0.6 billion in the current quarter (fixed income: $(0.5) billion; equity: $(0.2) billion; other: $0.1 billion).

6 Net income included the following activities reported in discontinued operations: the results of MSCI Inc. (reported in Institutional Securities), and the results of the Company’s retail asset management business, including Van Kampen Investments, Inc.  In addition, in November 2009, the Company conveyed Crescent’s real estate assets to a lender in full satisfaction of its outstanding loan.  Crescent’s results were also reported in discontinued operations within the Asset Management segment.  Prior period results were also restated.

7 Source: Thomson Reuters – for the period of January 1, 2009 to December 31, 2009.

8 The Core business includes traditional, hedge funds and fund of funds asset management.

9 Includes pre-tax net losses of approximately $0.7 billion related to Crescent, which are reported in discontinued operations.

10 Excludes charges for the impairment of goodwill and intangible assets and auction rate securities recorded in 2008, and incremental costs related to MSSB recorded in 2009.

11 The Company owns 51 percent of MSSB, which is consolidated.  The results related to the 49 percent interest retained by Citigroup Inc. are reported in the net income / (loss) applicable to non-controlling interests on page 8 of the Company’s financial supplement that accompanies this release.

12 The limited partnership interests in certain real estate funds consolidated by the Company are reported in net income / (loss) applicable to non-controlling interests on page 10 of the Company’s financial supplement accompanying this release.

13 Effective March 31, 2009, the Company calculated its Tier 1 capital ratio in accordance with the capital adequacy standards for bank holding companies adopted by the Federal Reserve Board.  These standards are based upon a framework described in the International Convergence of Capital Measurement, dated July 1988, as amended, also referred to as “Basel I.”  These computations are preliminary estimates as of January 20, 2010 (the date of this release) and could be subject to revision in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions)

	Quarter Ended (1)			Percentage Change From:		Twelve Months Ended (1)		Percentage
	Dec 31, 2009	Dec 31, 2008	Sept 30, 2009	Dec 31, 2008	Sept 30, 2009	Dec 31, 2009	Dec 31, 2008	Change
Net revenues
Institutional Securities (2)	$3,237	$(13,789)	$4,975	123%	(35%)	$12,777	$11,081	15%
Global Wealth Management Group	3,139	1,277	3,029	146%	4%	9,390	6,887	36%
Asset Management	510	(438)	447	*	14%	1,337	463	189%
Intersegment Eliminations	(44)	(50)	(26)	12%	(69%)	(146)	(195)	25%
Consolidated net revenues	$6,842	$(13,000)	$8,425	153%	(19%)	$23,358	$18,236	28%

Income / (loss) applicable to Morgan Stanley (3)
Institutional Securities	$387	$(10,079)	$858	104%	(55%)	$1,279	$(658)	*
Global Wealth Management Group	29	(54)	105	154%	(72%)	283	723	(61%)
Asset Management	0	(395)	(66)	*	*	(405)	(860)	53%
Intersegment Eliminations	(3)	(1)	(1)	(200%)	(200%)	(8)	(12)	33%
Consolidated income / (loss) applicable to Morgan Stanley	$413	$(10,529)	$896	104%	(54%)	$1,149	$(807)	*
Earnings / (loss) applicable to Morgan Stanley common shareholders	$376	$(11,348)	$498	103%	(24%)	$(907)	$(731)	(24%)

Earnings per basic share:
Income from continuing operations	$0.14	$(10.92)	$0.48	101%	(71%)	$(0.93)	$(1.26)	26%
Discontinued operations (4)	$0.15	$(0.43)	$(0.09)	135%	*	$0.17	$0.55	(69%)
Earnings per basic share	$0.29	$(11.35)	$0.39	103%	(26%)	$(0.76)	$(0.71)	(7%)

Earnings per diluted share:
Income from continuing operations	$0.14	$(10.92)	$0.48	101%	(71%)	$(0.93)	$(1.26)	26%
Discontinued operations (4)	$0.15	$(0.43)	$(0.10)	135%	*	$0.17	$0.55	(69%)
Earnings per diluted share	$0.29	$(11.35)	$0.38	103%	(24%)	$(0.76)	$(0.71)	(7%)

Return on average common equity
from continuing operations	2.1%	*	7.4%			*	*
Return on average common equity	4.3%	*	5.8%			*	*

(1)
The quarters ended June 30, 2009, Sept 30, 2009, Dec 31, 2009 and the twelve months ended Dec 31, 2009 include results from the Morgan Stanley Smith Barney joint venture (MSSB) effective from May 31, 2009.

(2)
Results for the quarters ended Mar 31, 2008, June 30, 2008, Sept 30, 2008, Dec 31, 2008, Mar 31, 2009, June 30, 2009, Sept 30, 2009 and Dec 31, 2009 include positive / (negative) revenues of $1.8 billion, $(0.2) billion, $9.0 billion, $(5.7) billion, $(1.5) billion, $(2.1) billion, $(0.8) billion and $(0.7) billion, respectively, related to the movement in Morgan Stanley's credit spreads on certain long term debt.

(3)	Represents consolidated income / (loss) from continuing operations applicable to Morgan Stanley before gain / (loss) from discontinued operations.
(4)
The quarter ended Dec 31, 2009, and prior periods, include the results of the retail Asset Management business, including Van Kampen, and the results of Crescent, subsequent to the date of consolidation.  In addition, the quarter includes the finalization of the tax liability related to the Company's sales of its remaining interest in MSCI Inc. and the impairment charges and loss on the sale of an alternative energy investment (both items are reported in Institutional Securities).

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended (1)			Percentage Change From:		Twelve Months Ended (1)		Percentage
	Dec 31, 2009	Dec 31, 2008	Sept 30, 2009	Dec 31, 2008	Sept 30, 2009	Dec 31, 2009	Dec 31, 2008	Change
Revenues:
Investment banking	$1,673	$643	$1,209	160%	38%	$5,019	$3,899	29%
Principal transactions:
Trading	1,130	(15,420)	3,244	107%	(65%)	7,447	2,657	180%
Investments	132	(2,676)	92	105%	43%	(1,054)	(4,147)	75%
Commissions	1,247	856	1,244	46%	--	4,234	4,334	(2%)
Asset management, distribution and admin. fees	1,974	990	1,886	99%	5%	5,884	4,674	26%
Other	74	1,628	126	(95%)	(41%)	838	3,918	(79%)
Total non-interest revenues	6,230	(13,979)	7,801	145%	(20%)	22,368	15,335	46%

Interest and dividends	1,802	5,155	1,987	(65%)	(9%)	7,702	36,681	(79%)
Interest expense	1,190	4,176	1,363	(72%)	(13%)	6,712	33,780	(80%)
Net interest	612	979	624	(37%)	(2%)	990	2,901	(66%)
Net revenues	6,842	(13,000)	8,425	153%	(19%)	23,358	18,236	28%

Non-interest expenses:
Compensation and benefits	3,757	(715)	4,898	*	(23%)	14,438	11,052	31%

Non-compensation expenses:
Occupancy and equipment	419	434	422	(3%)	(1%)	1,551	1,359	14%
Brokerage, clearing and exchange fees	390	310	285	26%	37%	1,190	1,469	(19%)
Information processing and communications	421	304	356	38%	18%	1,372	1,194	15%
Marketing and business development	154	180	119	(14%)	29%	503	701	(28%)
Professional services	533	496	382	7%	40%	1,603	1,695	(5%)
Other	530	1,248	521	(58%)	2%	1,844	2,561	(28%)
Total non-compensation expenses	2,447	2,972	2,085	(18%)	17%	8,063	8,979	(10%)

Total non-interest expenses	6,204	2,257	6,983	175%	(11%)	22,501	20,031	12%

Income / (loss) from continuing operations before taxes	638	(15,257)	1,442	104%	(56%)	857	(1,795)	148%
Income tax provision / (benefit) from continuing operations	72	(4,731)	510	102%	(86%)	(336)	(1,018)	67%
Income / (loss) from continuing operations	566	(10,526)	932	105%	(39%)	1,193	(777)	*
Gain / (loss) from discontinued operations after tax (2)	204	(412)	(139)	150%	*	213	601	(65%)
Net income / (loss)	$770	$(10,938)	$793	107%	(3%)	$1,406	$(176)	*
Net income / (loss) applicable to non-controlling interests (3)	153	15	36	*	*	60	70	(14%)
Net income / (loss) applicable to Morgan Stanley	617	(10,953)	757	106%	(18%)	1,346	(246)	*
Earnings / (loss) applicable to Morgan Stanley common shareholders	$376	$(11,348)	$498	103%	(24%)	$(907)	$(731)	(24%)

Amounts applicable to Morgan Stanley:
Income / (loss) from continuing operations	413	(10,529)	896	104%	(54%)	1,149	(807)	*
Gain / (loss) from discontinued operations after tax (2)	204	(424)	(139)	148%	*	197	561	(65%)
Net income / (loss) applicable to Morgan Stanley	$617	$(10,953)	$757	106%	(18%)	$1,346	$(246)	*

Pre-tax profit margin	9%	*	17%			4%	*
Compensation and benefits as a % of net revenues	55%	*	58%			62%	61%
Non-compensation expenses as a % of net revenues	36%	*	25%			35%	49%

Effective tax rate from continuing operations	11.3%	31.0%	35.4%			*	56.7%

(1)	The quarters ended June 30, 2009, Sept 30, 2009, Dec 31, 2009 and the twelve months ended Dec 31, 2009 include the results of MSSB effective from May 31, 2009.
(2)
The quarter ended Dec 31, 2009, and prior periods, include the results of the retail Asset Management business, including Van Kampen, and the results of Crescent, subsequent to the date of consolidation.  In addition, the quarter includes the finalization of the tax liability related to the Company's sales of its remaining interest in MSCI Inc. and the impairment charges and loss on the sale of an alternative energy investment (both items are reported in Institutional Securities).

(3)
Effective January 1, 2009, the Company adopted the accounting guidance on non-controlling interests per FASB Accounting Standards Codification ("ASC") 810 Consolidation which requires retrospective application.  The quarters ended June 30, 2009, Sept 30, 2009, Dec 31, 2009 and the twelve months ended Dec 31, 2009 include the impact of MSSB, which is 51% owned by the Company and 49% owned by Citigroup Inc. (Citigroup) (reported in Global Wealth Management Group). The quarter and twelve months ended Dec 31, 2009 also include the limited partnership interests related to certain Morgan Stanley Real Estate Funds, which were included in the Company's consolidated results beginning Sept 30, 2009 (reported in Asset Management).